As filed with the U.S. Securities and Exchange Commission on August 9, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRITON INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-1276572 (I.R.S. Employer Identification No.)
Canon’s Court 22 Victoria Street Hamilton HM 12 Bermuda (Address, including zip code, of principal executive offices)
Triton International Limited 2016 Equity Incentive Plan
(Full title of the Plan)

Marc A. Pearlin General Counsel and Secretary 100 Manhattanville Road Purchase, New York 10577-2135 (914) 697-2554 (Name, address and telephone number of agent for service)

With copies to:
Paul T. Schnell Thomas W. Greenberg Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                    Accelerated filer        ☐
Non-accelerated filer     ☒ (Do not check if a smaller reporting company)    Smaller reporting company    ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, par value $0.01 per share	5,000,000 shares	$16.17	$80,850,000	$8,141.60
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares (as defined herein) as may be necessary to be offered or issued pursuant to anti-dilution provisions of the Triton International Limited 2016 Equity Incentive Plan.

(2)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Triton International Limited’s Common Shares as reported on the New York Stock Exchange on August 2, 2016.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to this Part I of this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Triton International Limited 2016 Equity Incentive Plan, which is covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this Registration Statement, unless otherwise specified or the context requires otherwise, we use the terms the “Company,” “we,” “us” and “our” to refer to Triton International Limited and its subsidiaries.
Item 3.    Incorporation of Documents by Reference.
The Company hereby incorporates by reference into this Registration Statement the following documents of the Company under File Nos. 001-37827 and 333-208757 (except for the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the U.S. Securities and Exchange Commission (the “Commission”), which are deemed not to be incorporated by reference into this Registration Statement):

•	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on May 9, 2016, as supplemented on June 15, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on June 23, 2016;

•	our Current Reports on Form 8-K filed on May 24, 2016; June 15, 2016; July 12, 2016; July 14, 2016, as amended on July 15, 2016 and July 22, 2016; and

•
the description of our Common Shares, par value $0.01 per share (the “Common Shares”), from our Registration Statement on Form 8-A, including any further amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for the portions of our Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Company’s Bye-Laws provide that the Company must indemnify, to the fullest extent permitted by Section 98 of the Companies Act 1981 (Bermuda) (the “Companies Act”), as amended from time to time, each person who is or was a director or officer of the Company (including any person appointed to a committee of the Company’s Board of Directors) and the heirs, executors and administrators of such a person.

The Company’s Bye-Laws also provide that such persons will be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, will or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them will be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company will or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company will be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, however, that this indemnity will not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons.

The Company’s Bye-Laws also provide that the Company must advance moneys to an indemnified person for the costs, charges and expenses incurred by the indemnified person in defending any civil or criminal proceedings against him or her on condition that the indemnified person repays the advance if any allegation of fraud or dishonesty is proved against him or her.
Additionally, the Company’s Bye-Laws also provide that provide that each shareholder of the Company agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of the Company, against any indemnified person on account of any action taken by such indemnified person, or the failure of such indemnified person to take any action in the performance of his or her duties with or for Holdco or any subsidiary thereof, provided that such waiver will not extend to any matter in respect of any fraud or dishonesty which may attach to such indemnified person.
In addition, pursuant to Section 43 of the Company’s Bye-Laws and the indemnification agreements entered into by the Company on July 12, 2016 (the “Indemnification Agreements”), the Company has agreed to provide each of Brian M. Sondey, John Burns, Simon R. Vernon, Marc A. Pearlin, Robert W. Alspaugh, Malcolm P. Baker, David A. Coulter, Claude Germain, Kenneth Hanau, John S. Hextall and Robert L. Rosner (each, an “Indemnitee”) with contractual assurance of each Indemnitee’s rights to indemnification against litigation risks and expenses, which indemnification is intended to be greater than that which is afforded by the Company’s organizational documents. Under the Indemnification Agreements, the Company agrees to indemnify and hold harmless, and provide advancement of expenses to, each Indemnitee against any and all expenses, liabilities and losses actually and reasonably incurred in connection with any actual, threatened, pending or completed legal proceedings arising out of, or by reason of, each Indemnitee’s service to the Company. Unless determined otherwise by a court of competent jurisdiction, the Company will indemnify and hold harmless any Indemnitee for all expenses, liabilities and losses actually and reasonably incurred by any such Indemnitee, or on any such Indemnitee’s behalf, in defending any such proceeding, if the relevant Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, the relevant Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.
The Companies Act enables companies to purchase and maintain, and the Company’s Bye-laws permit the Company to purchase and maintain, insurance for directors and officers against any liability arising from negligence, default, breach of duty or breach of trust against the Company. The Company maintains such policies of insurance on its officers and directors.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which such Index is incorporated herein by reference.

Item 9.    Undertakings.

(a)The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Harrison, New York, on this 9th day of August, 2016.

TRITON INTERNATIONAL LIMITED

By:	/s/ BRIAN M. SONDEY
Brian M. Sondey
Chairman of the Board, Director and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian M. Sondey, John Burns and Marc A. Pearlin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title

/s/ BRIAN M. SONDEY	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)	August 9, 2016
Brian M. Sondey

/s/ JOHN BURNS	Chief Financial Officer (Principal Financial Officer)	August 9, 2016
John Burns

/s/ MICHELLE GALLAGHER	Controller (Principal Accounting Officer)	August 9, 2016
Michelle Gallagher

/s/ SIMON R. VERNON	Director and President	August 9, 2016
Simon R. Vernon

/s/ ROBERT W. ALSPAUGH	Director	August 9, 2016
Robert W. Alspaugh

/s/ MALCOLM P. BAKER	Director	August 9, 2016
Malcolm P. Baker

/s/ DAVID A. COULTER	Director	August 9, 2016
David A. Coulter

/s/ CLAUDE GERMAIN	Director	August 9, 2016
Claude Germain

/s/ KENNETH HANAU	Director	August 9, 2016
Kenneth Hanau

/s/ JOHN S. HEXTALL	Director	August 9, 2016
John S. Hextall

/s/ ROBERT L. ROSNER	Lead Director	August 9, 2016
Robert L. Rosner

EXHIBIT INDEX

Exhibit Number	Description

4.1	Memorandum of Association of Triton International Limited, dated September 29, 2015 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed June 23, 2016)

4.2	Amended and Restated Bye-Laws of Triton International Limited, dated July 12, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 14, 2016)

4.3	Triton International Limited 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed July 14, 2016)

5.1	Opinion of Appleby (Bermuda) Limited regarding legality of securities being registered*

23.1	Consent of KPMG LLP, independent registered public accounting firm*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm*

23.3	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)*

24.1	Power of Attorney (included in Signature Page)*

*	Filed herewith.